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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
  United Surgical Partners International, Inc.

We consent to the use of our report incorporated herein by reference in this registration statement of United Surgical Partners International, Inc. on Form S-8.

As independent public accountants, we consent to the incorporation by reference in this registration statement of our report dated March 31, 2001, except as to the last paragraph of Note 16, which is as of April 4, 2001, and the third paragraph of Note 5(a), which is as of May 16, 2001, and to all references to our Firm included in or made as part of the Registration Statement on Form S-8 of United Surgical Partners International, Inc. dated July 11, 2001.


                                    KPMG LLP


Dallas, Texas
July 11, 2001